EXHIBIT 4.5
Dated 15 APRIL 2009
BP CORPORATION
NORTH AMERICA INC.
and
ROBERT W DUDLEY

EMPLOYMENT AGREEMENT

CONTENTS

CLAUSE	PAGE
1. Employment	1
2. Term	1
3. Salary	1
4. Termination of Employment	1
5. Benefits	2
6. Indemnification and Legal Matters	2
7. General	2

THIS AGREEMENT is made on 15 April 2009.
BETWEEN:
(1)	BP CORPORATION NORTH AMERICA INC. an Illinois corporation of 4101 Winfield Road, Warrenville, Illinois 60555 (the “Company”); and

(2)	ROBERT W DUDLEY (the “Executive").
IT IS AGREED as follows:
1.	EMPLOYMENT

The Company shall employ the Executive and the Executive shall be employed as a senior executive of the Company on the terms set out in this Agreement (the “Employment”).

2.	TERM

The Employment will take effect from 6 April 2009. The period of time during which Executive is employed by the Company under this Agreement will be referred to herein as the “Term”.

3.	SALARY

The Company shall pay to the Executive a salary at the rate of $1,000,000 per annum, (less applicable deductions).

4.	TERMINATION OF EMPLOYMENT

4.1	Unless previously terminated in accordance with this Agreement, the Employment may be terminated at any time for any reason by either party giving to the other 12 months notice in writing, except as provided in clause 4.2.

4.2	The Company may terminate the Employment for cause with immediate effect.

4.3	Nothing contained herein limits the Company’s rights to suspend, reassign or modify any of the Executive’s duties and powers under this Agreement or to include new or additional duties and powers.

4.4	For the purpose of this Agreement “cause” shall mean that the Executive:
(i)	commits an act constituting a misdemeanor involving moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof;

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(ii)	commits an act constituting a breach of fiduciary duty, gross negligence or willful misconduct;

(iii)	engages in conduct that violates the Company’s policies or procedures or the standing of the Company or any of its affiliates;

(iv)	commits an act of fraud, dishonesty or misrepresentation that is detrimental to the business, reputation, character of the Company or any of its affiliates;

(v)	engages in a conflict of interest or self-dealing; or

(vi)	breaches his obligations as set forth in this Agreement or he fails to perform his duties as an employee of the Company (including as a result of his death or permanent disability whereby the Executive is unable to perform the essential functions of his job for four (4) consecutive months).
5.	BENEFITS

The Executive shall be entitled to participate in such benefit plans and programs as the Company may from time to time provide in respect to similarly situated executive employees, such participation to be on the terms or subject to the rules or the Company’s policies as may apply to such benefits from time to time. This Agreement shall not provide the Executive with any greater or different rights than provided for in the benefit plans and programs.

6.	INDEMNIFICATION AND LEGAL MATTERS

In the event that the Executive is made a party to a lawsuit in the future, or is in any way requested to provide assistance whether voluntarily or under compulsion of subpoena in any legal proceeding or investigation involving any of his employment duties or actions, or is otherwise subject to a legal claim, arising from and directly related to his employment, the Executive will contact the Company’s legal function immediately before responding to the request of claim, and will be fully covered by the applicable corporate bylaws of the Company pertaining to the defense and indemnification of employees and corporate officers for matters pertaining to any activities related to his employment with the Company.

7.	GENERAL

7.1.	Each of the provisions in this Agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of the provisions of this Agreement is void but would be valid if some part of the clause were deleted, the clause in question shall apply with such modification as may be necessary to make it valid.

7.2	During the Employment the Executive will be bound by the Company’s policies and procedures applicable to employees.

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7.3	This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

7.4	As from the effective date of the Employment the offer letter dated 9 January 2009 to the Executive from the Company will cease to have effect. It is acknowledged and agreed that the Company has no liability to make any payments to the Executive other than salary and benefits earned up to the effective date of the Employment. It is confirmed and agreed that the Company has no liability to make any payments to the Executive on the termination of his previous service agreements. The parties acknowledge that as an exception to this provision, the terms of the assignment letter pertaining to employment benefits shall continue in force and effect, and shall be interpreted in a manner consistent with this Agreement.

7.5	This Agreement contains the entire understanding of the parties and may be modified only in a document signed by the parties and referring explicitly hereto.

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AS WITNESS the hands of the Executive and of a duly authorized representative of the Company on the date which appears first on page 1.

SIGNED by	)
BP CORPORATION
NORTH AMERICA INC.	)
in the presence of:	)

SIGNED by	)
ROBERT W DUDLEY	)
in the presence of:	)

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Robert W Dudley
[address]
BP Corporation North
America Inc.
4101 Winfield Road
Warrenville
Illinois
60555
USA
15 April 2009
Dear Sirs,
I hereby confirm that as a term of my secondment to BP Plc (“the Company”) that I am bound by and will comply with the Company’s General Terms and Conditions of Employment on Executive Secondment (a copy of which is attached) during the secondment.
Yours sincerely,
Robert W Dudley

DATED 15 APRIL 2009
BP CORPORATION
NORTH AMERICA INC.
and
ROBERT W DUDLEY

SECONDMENT AGREEMENT

THIS AGREEMENT is made on 15 April 2009
BETWEEN:
(1)	BP CORPORATION NORTH AMERICA INC. an Illinois corporation of 4101 Winfield Road, Warrenville, Illinois 60555 (the “Company”); and
(2)	BP plc a company incorporated in England and Wales of 1 St James’s Square, London, SW1Y 4PD (the “Parent”).
WHEREAS the Company has agreed that it will supply to the Parent assistance by seconding its employee ROBERT W DUDLEY (the “Secondee") to the Company in accordance with the terms and conditions of this Agreement.
NOW IT IS HEREBY AGREED AS FOLLOWS:
1.	TERM

This Agreement shall commence on and with effect from 6 April 2009 and shall continue thereafter subject to termination in accordance with Clause 7 below.

2.	SECONDMENT

2.1.	The Company shall second the Secondee to the Parent in accordance with the terms and conditions of this Agreement (the “Secondment"). The Secondment shall be on a full time basis.

2.2	The Secondee shall be supplied to perform the services that are reasonably required by the Parent.

2.3	The Company shall procure that the Secondee enters into undertakings as to confidentiality and as to compliance with policies corresponding to those normally obtained by the Parent from its employees and shall procure that the Secondee accepts that he is bound by the Parent’s General Terms and Conditions of Employment on Executive Secondments (a copy of which are attached to this Agreement) during the Secondment.

3.	OBLIGATIONS OF THE COMPANY

The Company shall ensure that it performs all obligations and discharges all liabilities which may be imposed on it by law or otherwise in its capacity as employer of the Secondee.

4.	REPORTING AND STATUS

For the avoidance of doubt the Secondee shall at all times be and remain an employee of the Company but shall during the course of any secondment pursuant to this Agreement report to and act upon the instructions of the Chief Executive Officer of the Parent or such person as

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the Chief Executive Officer shall from time to time nominate.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1	If at any time during the course of providing services to the Parent the Secondee either alone or jointly discovers or acquires any invention, development improvement process or design whatsoever or any interests therein which shall relate to or concern the activities of the Parent, the Company shall use reasonable endeavours to procure that the Secondee shall forthwith in writing communicate full details thereof to the Parent and any such invention made or discovered as aforesaid shall belong to and be the absolute property of the Parent.

5.2	The Company shall assign or cause to be assigned to the Parent all rights of copyright or similar rights in all material made developed written granted or otherwise created by the Secondee in the course of providing services to the Parent and will hold the same to the order of the Parent absolutely.

6.	PAYMENT LIABILITY AND INDEMNITY

6.1	The Parent shall reimburse to the Company an amount equal to the costs incurred by the Company in paying the Secondee’s salary and providing his other benefits during the course of the Secondment. These amounts shall be payable by the Parent to the Company monthly in arrears.

6.2	The Company shall have no liability for any loss or damage (whether direct or indirect, physical, economic, consequential or otherwise) howsoever arising from or in connection with the provision of the Secondee’s services to the Parent and the Parent agrees and acknowledges it shall bear full and sole responsibility for supervising the activities of the Secondee during the course of the Secondment.

6.3	The Parent agrees to hold the Company fully and effectively indemnified in respect of all and any liabilities which the Company may incur to any third party for claims, losses, liabilities or damages or loss of profit, savings, goodwill, business trade or other economic loss howsoever arising in connection with the provision of any services to the Parent by the Secondee.

7.	TERMINATION

7.1	Either party may terminate this Agreement immediately by giving one month’s notice in writing to the other or in the event that either party commits a serious breach of this Agreement or is in persistent breach of any of the terms of this Agreement (and for the purpose of this clause a breach by the Secondee shall be deemed to be a breach by the Company) the other party may terminate this Agreement without notice.

7.2	This Agreement shall terminate automatically on the date that the Company or the Secondee gives notice to the other to terminate the Secondee’s employment with the Company.

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7.3	On termination of the Secondment for whatever reason the Secondee shall return to work for the Company and the Parent shall have no liability in respect of his employment and/or the termination of his employment.

7.4	The parties acknowledge that following termination of his Secondment, the Secondee’s obligations of confidentiality to the Parent shall continue to apply.

8.	MISCELLANEOUS

Any notice to be served on either of the parties by the other shall be sent by pre-paid first class post or by telex or telefax to the business address of the party to whom it is sent and shall be deemed to have been received by the addressee within 48 hours of posting or 2 hours if sent by telex or telefax to the correct telex or telefax number (with correct answer back in the case of telex) of the addressee. Notification of intended despatch of any telefax shall be given by telephone to the addressee prior to despatch of any notice by telefax.

9.	PROPER LAW & JURISDICTION

9.1	This Agreement is governed by and shall be construed in accordance with the laws of England.

9.2	The parties to this Agreement submit to the exclusive jurisdiction of the English courts.

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IN WITNESS WHEREOF this Agreement has been executed by the parties hereto and is hereby delivered on the date first above written.

SIGNED by	)
for and on behalf of	)
BP CORPORATION NORTH AMERICA INC	)
in the presence of:

SIGNED by	)
for and on behalf of	)
BP PLC	)
in the presence of:	)

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GENERAL TERMS AND CONDITIONS
OF EMPLOYMENT
ON EXECUTIVE SECONDMENTS
APPLICABLE TO ROBERT W. DUDLEY

GENERAL TERMS AND CONDITIONS ON EXPATRIATE EXECUTIVE SECONDMENTS
1.	INTERPRETATION
(1)	In these terms and conditions:

“Secondment” means the secondment of the Secondee by BP Corporation North America Inc. to BP plc;

“Secondee” means Robert W Dudley;

“Company” means BP plc;

“Chairman” means the chairman of the Company;

“CEO” means the group chief executive of the Company and it includes his delegate or delegates where the chief executive officer has delegated his authority to manage the Secondee or the business of the Group in which the Secondee is performing his duties;

“Group” means the Company and its subsidiaries, affiliates, parents and related entities for the time being and “Group Company” means any one of them;

“Recognised Investment Exchange” has the same meaning as in section 285 of the Financial Services and Markets Act 2000;

“Remuneration Committee” means the remuneration committee of the board of directors of the Company;

“Subsidiary” means a subsidiary within the meaning of section 1261(1) of the Companies Act 2006;

“Working Day” means a day other than a Saturday, Sunday or Company holiday;

(2)	References in these terms and conditions to a person include a body corporate and an unincorporated association of persons and references to a company include any body corporate.

(3)	Any reference in these terms and conditions to a statutory provision includes any statutory modification or re-enactment of it for the time being in force.

(4)	Where appropriate, references to the Secondee include his personal representatives.
2.	DUTIES
(1)	The Secondee shall use his all reasonable endeavours to promote and protect the interests of the Group and shall not do anything which is harmful to those interests.

(2)	The Secondee shall diligently and faithfully perform such duties and exercise such powers as may from time to time be assigned to or vested in him in relation to the conduct and management of the affairs of the Group by the CEO. The CEO may also suspend all or any of the Secondee’s duties and powers for such periods and on such terms as he considers expedient (including a term that the Secondee shall not attend at the Company’s premises).

(3)	The Secondee shall give to the CEO such information regarding the affairs of the Group as he shall require and shall comply with all proper instructions of the CEO.

(4)	The Secondee shall have the power and the authority to act in accordance with the instructions of and within the limits prescribed by the CEO.

(5)	The Secondee shall comply with all codes of conduct from time to time adopted by the Company or notified to him and with all applicable rules and regulations of the London Stock Exchange including (without limitation) the model code on directors’ dealings in securities and with all other applicable laws, rules and regulations.

(6)	The Secondee shall (unless prevented by sickness, disability or otherwise directed by the CEO) devote the whole of his time during normal business hours to his duties under these General Terms and Conditions and such additional time as is necessary for the proper fulfilment of those duties.

(7)	The Secondee’s salary shall be inclusive of any fees receivable by him as a director of any Group Company and if the Secondee receives any such fees in addition to his salary he shall pay them to the Company.

(8)	The Secondee shall not accept any appointment to any office in relation to any body, whether corporate or not, (other than a Group Company) or directly or indirectly be interested in any manner in any other business except:
(a)	as holder or beneficial owner (for investment purposes only) of any class of securities in a company if those securities are publicly traded on a Recognised Investment Exchange and if the Secondee (together with his spouse, children, parents and parents’ issue) neither holds nor is beneficially interested in more than five per cent. of the securities of that class; or

(b)	with the consent in writing of the CEO which may be given subject to any terms or conditions which the Chairman may require.
3.	PLACE OF WORK OF THE SECONDEE
The Secondee’s duties shall relate primarily to the America’s and Asia Pacific. The Secondee shall be based at the Group’s headquarters in the United Kingdom at the Company’s address as stated on page 1 above. The Secondee may from time to time be required travel abroad to fulfill his duties.
4.	HOUSING ALLOWANCE
(1)	During the term of the Secondment until the date falling two months after the termination of the Secondment, the Secondee shall be entitled to a net cash allowance in respect of accommodation in London of no greater than £12,000 per month (plus utilities (excluding telephone) and council tax) (the “Housing Allowance”). All taxes and national insurance due in relation to the provision of the Housing Allowance will be met by the Company.

(2)	The Housing Allowance shall not form part of the Secondee’s pensionable salary and shall not be taken into account in determining the Secondee’s pension benefits or his rights under any incentive plan or other benefit in which he participates or to which he is entitled.

5.	INCENTIVES
The Secondee agrees that his participation in any executive bonus or incentive arrangements established by the Company shall be at the Remuneration Committee’s sole discretion; that he is subject to the procedures as notified to him from time to time for setting and assessing any bonus or incentive payments under any scheme in which he participates; that he is at all times subject to the rules and provsions of any plan or benefit program that might apply; and that he is subject to the procedures for making any payments that may be due to him under the terms of any bonus or incentive scheme in which he participates.
6.	TRAVELLING EXPENSES
The Company shall reimburse the Secondee (on production of such evidence as it may reasonably require) the amount of all travelling and other expenses properly and reasonably incurred by him in the discharge of his duties.
7.	CAR
(1)	The Company shall provide the Secondee with a car appropriate to his status for his use in the performance of his duties and, subject to any restrictions or conditions from time to time imposed by the Company, the Secondee may use the car for his private purposes.
(2)	The Company shall pay all normal servicing, insurance and running expenses in relation to the car and all fuel expenses incurred by the Secondee in the performance of his duties.
(3)	The Secondee shall take good care of the car and shall observe the terms and conditions of the insurance policy relating to it and the terms of the Company’s car policy from time to time.
(4)	If the Secondee does not wish to take a car, he shall be entitled to receive a car allowance of £6,720 per annum (subject to any applicable taxes) (the “Car Allowance”). The Car Allowance shall not form part of the Secondee’s pensionable salary and shall not be taken into account in determining the Secondee’s pension benefits or his rights under any incentive plan or other benefit in which he participates or to which he is entitled.
8.	PENSIONS, MEDICAL AND OTHER BENEFITS
(1)	During the period of Secondment, the Secondee will participate in all benefit plans and programs provided by BP Corporation North America Inc. to similarly situated executive employees, as they may exist from time to time, and subject to the terms and provisions of the plans and programmes. These plans and programmes provide among other things, pension, savings, medical and dental benefits. The provisions of the plans and programs as currently described may be found at bp.com/lifebenefits. This Agreement is not intended to provide the Secondee with any greater rights or privileges in relation to these benefits other than as set forth in the applicable plans and programme documents.
(2)	The Company may from time to time require the Secondee to be examined by a medical adviser nominated by the Company and the Secondee consents to the medical adviser disclosing the results of the examination to the Company’s medical adviser and shall provide the Company with such formal consents as may be necessary for this purpose.
(3)	The Secondee shall be entitled to receive tax preparation assistance from PWC which shall be paid for by the Company.

9.	VACATION AND PUBLIC HOLIDAYS
(1)	The Secondee is entitled to any UK public holidays falling during the term of the secondment. The Secondee shall take his vacation entitlement at times agreed with the CEO. The Secondee shall be entitled to 30 Working Days holiday in every calendar year.
(2)	Any entitlement to vacation remaining at the end of any calendar year may be carried forward to the next calendar year but no further. The entitlement to vacation (and on termination of employment to accrued but unused vacation) accrues pro rata throughout each calendar year (disregarding fractions of days).
10.	CONFIDENTIAL INFORMATION
(1)	The Secondee shall not make use of or divulge to any person, and shall use his best endeavours to prevent the use, publication or disclosure of, any information of a confidential or secret nature:
(a)	concerning the business of the Company or any Group Company and which comes to his knowledge during the course of or in connection with his employment or his holding any office within the Group from any source within the Company or any Group Company; or

(b)	concerning the business of any person having dealings with the Company or any Group Company and which is obtained directly or indirectly in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.
(2)	This clause shall not apply to information which is:
(a)	used or disclosed in the proper performance of the Secondee’s duties or with the prior written consent of the Company; or

(b)	ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law.
(3)	This clause shall continue to apply after the termination of the Secondment (whether terminated lawfully or not) without limit of time.
(4)	Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.
11.	INTELLECTUAL PROPERTY
(1)	In this clause “Intellectual Property Right” means a formula, process, invention, improvement, utility model, trade mark, service mark, business name, copyright, design right, patent, know-how, trade secret, program, documentation, other copyrightable work and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:

(a)	relates to or is useful in connection with the business or any product or service of a Group Company; and

(b)	is invented, developed, created or acquired by the Secondee (whether alone or jointly with any other person) during the period of his employment with the Group (which for the avoidance of doubt excludes the period of his employment with TNK-BP) (“the Employment”).
(2)	Any Intellectual Property Right that the Secondee creates or works on during the Employment are works made “for hire” for purposes of copyright laws. Any copyright rights in those works are owned by the Company, not by the Secondee.
(3)	The Secondee shall promptly communicate in confidence to the Company full particulars of any Intellectual Property Right (whether or not it is vested in the Company pursuant to subclause (2) above or otherwise) and the Secondee shall not use, disclose to any person or exploit any Intellectual Property Right belonging to the Company without the prior written consent of the Company.
(4)	The Secondee shall, at the request and expense of the Company, prepare and execute such instruments and do such other acts and things as may be necessary or desirable to enable the Company or its nominee to obtain the protection of any intellectual Property Right vested in the Company in such parts of the world as may be specified by the Company or its nominee and to enable the Company to exploit any Intellectual Property Right vested in the Company to best advantage.
(5)	These obligations of the Secondee regarding Intellectual Property Right as set forth above shall continue to apply after the termination of the Employment. Each of those obligations is enforceable independently of each of the others and its validity shall not be affected if any of the others is unenforceable to any extent.
12.	TERMINATION OF SECONDMENT
(1)	If the Secondee is appointed as a director or officer of the Company or of any Group Company and the Secondee ceases to be a director or officer of the Company or of that Group Company (for any reason whatsoever) that shall not terminate the Secondment.
(2)	On the termination of the Secondment in any way the Secondee shall immediately:
(a)	return the car and its keys to the Company at such place as it shall nominate for the purpose; and

(b)	deliver to the Company’s Group Human Resources Department all property in his possession, custody or under his control belonging to any Group Company including (but not limited to) business cards, credit and charge cards, security and computer passes, original and copy documents or other media on which information is held in his possession relating to the business or affairs of any Group Company; and

(c)	resign all offices held by him in any Group Company (without prejudice to the rights of any party arising out of the termination of the Secondment).
(3)	The Secondee hereby authorizes the Company to deduct from any amounts payable by the Company or the Group to the Secondee on the termination of the Secondment any sums due to the Company or the Group from the Secondee as permitted by law.

(4)	With effect from the date of termination of the Secondment, all the rights and obligations of the parties shall cease except for those which are expressed to continue after that date and except in relation to any breach of any provision of these terms and conditions or any other agreement between the Company and the Secondee before that date. Termination of the Secondment shall not prejudice any other rights of the Company.
13.	GENERAL
(1)	These terms and conditions shall be governed by and construed in accordance with English law.
(2)	In the event of any conflict between these terms and conditions and the provisions of any other agreement between the Secondee and any Group Company, these terms and conditions shall prevail.
14.	NOTICES
(1)	Any notice or other document to be served under any agreement between the Company and the Secondee may, in the case of the Company, be delivered by hand or sent by first class mail or telex or facsimile process to the Company at its registered office for the time being and, in the case of the Secondee, may be delivered to him or sent by first class mail to his usual or last known place of residence.

(2)	Any such notice or other document shall be deemed to have been served:
(a)	if delivered, at the time of delivery;

(b)	if mail, at 10.00 a.m. on the second Working Day after it was put into the mail; or

(c)	if sent by telex or facsimile process, at the expiration of two hours after the time of dispatch, if dispatched before 3.00 p.m. on any Working Day, and in any other case at 10.00 a.m. on the Working Day following the date of dispatch.
(3)	In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or other document was property addressed and posted as a pre-paid first class letter or that the telex or facsimile message was properly addressed and dispatched as the case may be.

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